Exhibit 5.1

March 10, 2010

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, Pennsylvania 17543

Re:	Susquehanna Bancshares, Inc., Registration Statement on Form S-3ASR (Registration No. 333-165349)

Ladies and Gentlemen:

We have acted as counsel to Susquehanna Bancshares, Inc., a Pennsylvania corporation (the “Company”), in connection with (i) the proposed issuance and sale by the Company of up to 43,125,000 shares (including 5,625,000 shares of common stock that may be sold pursuant to the Underwriters’ over-allotment option) of common stock, par value $2.00 per share, of the Company (the “Shares”) pursuant to that certain Underwriting Agreement, dated March 9, 2010 (the “Underwriting Agreement”), among the Company and J.P. Morgan Securities Inc., as representative of the several underwriters named in Schedule I to the Underwriting Agreement (the “Underwriters”), (ii) the filing of the Registration Statement referenced above (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”), pursuant to which the Shares are registered under the Act and (iii) the filing by the Company of the Prospectus Supplement, dated March 9, 2010, relating to the proposed issuance and sale of the Shares (the “Prospectus Supplement”) with the SEC pursuant to Rule 424(b) promulgated under the Act.

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus Supplement, the Underwriting Agreement and originals, or copies certified or otherwise identified to our satisfaction, of the Amended and Restated Articles of Incorporation of the Company, the Amended and Restated By-laws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

We have also assumed for purposes of our opinion that the Underwriting Agreement has been duly authorized, executed and delivered by the Underwriters and constitutes a legal, valid and binding obligation of the Underwriters, and that the Underwriters have the requisite organizational and legal power to perform their obligations under the Underwriting Agreement.

Susquehanna Bancshares, Inc.

March 10, 2010

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor in the manner contemplated by the Underwriting Agreement, such Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the Commonwealth of Pennsylvania.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Current Report on Form 8-K to be filed by the Company on or about the date hereof, which will be incorporated by reference in the Registration Statement and to the reference to us under the caption “Validity of Securities” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

This opinion letter is effective only as of the date hereof. We do not assume responsibility for updating this opinion letter as of any date subsequent to its date, and we assume no responsibility for advising you of any changes with respect to any matters described in this opinion letter that may occur, or facts that may come to our attention, subsequent to the date hereof.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP